Exhibit 3(c)

                             BY-LAWS
                               OF
                     ENTERGY LOUISIANA, INC.
                       AS OF JULY 6, 1998

     Section 1. The annual meeting of the stockholders of the Corporation for the election of directors and such other business as shall properly come before such meeting shall be held in May of each year on a date and at a time and place to be fixed by the Board of Directors of the Company at least thirty (30) days before the date of such meeting so fixed.

     Section 2. Special meetings of the stockholders may be held at the registered office of the Corporation in the City of New
Orleans, Louisiana, or at such other place or places as the Board of Directors may from time to time determine.

     Section 3. Special meetings of the stockholders of the Corporation may be held upon the order of the chief executive officer (whether the Chairman of the Board or the President), the Board of Directors, the Executive Committee or of stockholders of record holding one-fourth of the outstanding stock entitled to vote at such meetings.

     Section 4. Notice of every meeting of the stockholders shall be given in the manner provided by law to each stockholder entitled thereto unless waived by such stockholder.

     Section 5. The holders of a majority of the outstanding stock of the Corporation entitled to vote upon any matter to be acted upon present in person or by proxy shall constitute a quorum for the transaction of business at any meeting of stockholders but less than a quorum shall have power to adjourn.

     Section 6. Certificates of stock shall be signed by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary and sealed with the seal of the Corporation. If certificates of stock of this Corporation are countersigned by a transfer agent or by a registrar, other than the Corporation itself, the signatures thereon of the Corporation's officers may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates, shall cease to be such officer or officers of this Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by this Corporation, such certificate or certificates may, nevertheless, be adopted by the Board of Directors of this Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of this Corporation. Any stock certificates bearing facsimile signatures of officers of this Corporation, as above provided, may also bear a facsimile of the seal of this Corporation.

     Section 7. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on the surrender of the certificates therefor duly endorsed for transfer.

     Section 8. Meetings of the Board of Directors may be held within or without the State of Louisiana, at the times fixed by resolution of the Board or upon the order of the Chairman of the Board or the President or a Vice President or any two directors. Meetings of the Board of Directors may be held by means of telephone conference calls, in which connection (a) the directors may participate in and hold such a meeting by means of conference telephone or similar communications equipment provided that all persons participating in the meeting can hear and communicate with each other, and (b) participation in such a meeting shall constitute presence in person at such meeting except where such participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. The Secretary or other officer performing his duties shall give at least two days' notice of all meetings of directors, provided, however, that a meeting may be held immediately after the annual election of directors without notice, and that a meeting may be held at any other time without notice if all the directors are present or those not present waive notice either before, at or after the meeting. Notice by mail or telegraph to the usual business or residence address of the director at least two days before the meeting shall be sufficient.

     The Board of Directors shall designate one of its members as Chairman of the Board. The position of Chairman of the Board is not an officer position; therefore, the Chairman of the Board need not be an officer of the Corporation.

     Section 9. The Board of Directors shall elect individuals to occupy at least three executive offices: President, Secretary and Treasurer. In its discretion, the Board of Directors may elect individuals to occupy other executive offices, including Chief Executive Officer, Vice Chairman, Chief Operating Officer, Vice President and such other executive offices as the Board shall designate. Officers shall be elected annually and shall hold office until their respective successors shall have been duly elected and qualified, or until such officer shall have died or resigned or shall have been removed by majority vote of the whole Board. To the extent permitted by the laws of the State of Louisiana, individuals may occupy more than one office.

     President. The President shall perform duties incident to the office of a president of a corporation and such other duties as from time to time may be assigned to him by the Board of Directors, by the Executive Committee or, if the Board has elected a Chief Executive Officer and if the Chief Executive Officer is not the President, by the Chief Executive Officer.

     Vice Presidents. Each Vice President shall have such powers and shall perform such duties as from time to time may be conferred upon or assigned to him by the Board of Directors or the Executive Committee, or as may be delegated to him by the President or the Chief Executive Officer.

     Secretary. The Secretary shall keep the minutes of all meetings of the stockholders and of the Board of Directors in books provided for the purpose; shall see that all notices are duly given in accordance with the provisions of law and these bylaws; shall be custodian of the records and of the corporate seal of the Corporation; shall see that the corporate seal is affixed to all documents the execution of which under the seal is duly authorized, and when the seal is so affixed he may attest the same; may sign, with the Chairman of the Board, a Vice Chairman, the President or a Vice President, certificates of stock of the Corporation; and, in general, shall perform all duties incident to the office of a secretary of a corporation, and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer, the Chairman of the Board, a Vice Chairman, the President, the Board of Directors or the Executive Committee.

     The Secretary shall also keep, or cause to be kept, a stock book, containing the name, alphabetically arranged, of all persons who are stockholders of the Corporation, showing their places of residence, the number of shares held by them respectively, and the time when they respectively became the owners thereof.

     Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors. The Treasurer may endorse for collection on behalf of the Corporation, checks, notes and other obligations; may sign receipts and vouchers for payments made to the Corporation singly or jointly with another person as the Board of Directors may authorize; may sign checks of the Corporation and pay out and dispose of the proceeds under the direction of the Board; shall render or cause to be rendered to the Chairman of the Board, the President and the Board of Directors, whenever requested, an account of the financial condition of the Corporation; may sign, with the Chairman of the Board, a Vice Chairman, the President or a Vice President, certificates of stock of the Corporation; and, in general, shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as from time to time may be assigned to him by the Chairman of the Board, a Vice Chairman, the President, the Board of Directors or the Executive Committee.

     Subordinate Officers. The Board of Directors may appoint such assistant secretaries, assistant treasurers and other officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove such officers and to prescribe the powers and duties thereof.

     Vacancies; Absences. Any vacancy in any of the above offices may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting. Except when the law requires the act of a particular officer, the Board of Directors or the Executive Committee, whenever necessary, may, in the absence of any officer, designate any other officer or properly qualified employee, to perform the duties of the one absent for the time being, and such designated officer or employee shall have, when so acting, all the powers herein given to such absent officer.

     Resignations. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, a Vice Chairman, the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon written receipt thereof by the Board of Directors or by such officer.

     Section 10. The officers of the Corporation shall have such duties as usually pertain to their offices, except as modified by the Board of Directors, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors.

     Section 11. No person shall be eligible to be or shall be elected or appointed or re-elected or re-appointed as a director of the Corporation after such person shall have attained the age of seventy (70) years.

     Section 12. The Board of Directors may alter or amend these By-Laws at any meeting duly held as herein provided.